UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: May 22, 2009)

     Innophos, Inc.
Innophos Holdings, Inc.
(Exact name of Registrants as specified in their Charters)

Delaware	333-129951	20-1380712
Delaware	001-33124	20-1380758
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

     259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Offices, including Zip Code)

(609) 495-2495
(Registrants’ Telephone Number, Including Area Code)

Not Applicable
(Former names or former addresses, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On May 22, 2009, Registrant Innophos, Inc. and its wholly owned subsidiary, Innophos Canada, Inc. (each a “Company” and collectively, the “Companies”) entered into a Loan and Security Agreement (the “Loan Agreement”) with certain lenders (collectively, the “Lenders”) including Wachovia Bank, National Association, as agent.

     The Loan Agreement provides the Companies with a revolving line of credit from the Lenders of up to $65.0 million in the aggregate, with a $20 million letter of credit subfacility, terminating on May 22, 2013. Innophos Canada is permitted to access up to $10.0 million of the line of credit. The amount actually available to each of the Companies may be less than the maximum credit and will vary from time to time depending on, among other factors, the amount of its net eligible inventory and accounts receivable as calculated for purposes of the Loan Agreement. The obligations of each Company under the Loan Agreement are secured by the accounts receivable, inventory and other assets of such Company, not including equipment or real property.

     Innophos Inc.’s Mexico-based subsidiaries are excluded from certain of the covenants under the Loan Agreement, do not guaranty the indebtedness of the Companies incurred under it, and do not furnish collateral in connection with it.

     The Loan Agreement includes affirmative as well as negative covenants that prohibit or restrict a variety of actions without the Lenders’ approval, including covenants that affect the ability of the Companies and their subsidiaries among other things to (a) incur or guarantee debt, (b) create liens, (c) enter into mergers, recapitalizations or similar transactions or purchase all or substantially all of the assets or stock of another party, (d) sell assets, (e) change names, (f) make certain changes to their business, (g) optionally prepay, amend, acquire or refinance indebtedness, (h) pay dividends on, or purchase, acquire or redeem shares of, capital stock, (i) change accounting methods, (j) make investments, or (k) enter into transactions with affiliates.

     In addition, the Loan Agreement requires the Companies to maintain a fixed charge coverage ratio (on a consolidated basis) of at least 1.00 to 1.00 as of the last day of each calendar month for the preceding twelve consecutive fiscal months during any “Compliance Period.” Compliance Period is defined as any period beginning on a day on which (i) an event of default under the Loan Agreement has occurred and is continuing or (ii) the excess availability under the revolving credit facility is less than $16.0 million through and including the first day when excess availability has exceeded $16.0 million for 60 consecutive days during each of which no event of default has occurred. The Loan Agreement also requires the Companies to maintain at all times excess availability under the revolving credit facility of at least $6.5 million.

     As of May 22, 2009, the Companies had the maximum availability of $65.0 million as calculated in accordance with the Loan Agreement. No amounts were borrowed under the revolving credit line at that date. A total of $1.84 million in face amount of letters of credit were issued under the subfacility to support instruments outstanding under a prior credit facility terminated on that date. See Item 1.02 in this Current Report on Form 8-K.

     The above summary description is qualified in its entirety by the full text of the Loan Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

1.02 Termination of a Material Definitive Agreement.

     Registrant Innophos, Inc., as Borrower, was party to a Credit Agreement dated as of August 13, 2004, as subsequently amended (the “2004 Credit Facility”), with Bear Stearns Corporate Lending Inc. in its capacity as administrative agent acting for and on behalf of the lenders parties thereto, pursuant to which the agent and lenders made loans and advances and provided other financial accommodations to the Borrower. The obligations of the Borrower under the 2004 Credit Facility were guaranteed by the Borrower’s sole stockholder, Innophos Investments Holdings, Inc., and the Borrower’s wholly owned subsidiary, Innophos Mexico Holdings, LLC. On May 22, 2009, the Borrower and those two affiliates entered into a Termination Agreement with the agent and J P Morgan Chase Bank, N.A. and National City Bank, the latter two as issuing banks relating to letters of credit, pursuant to which, among other things, the 2004 Credit Facility was terminated, the Borrower paid off the $72.7 million of outstanding term loan balance (principal and accrued interest), and security held by the lenders on substantially all the Borrower’s property was released. Letters of credit aggregating $1.75 million previously issued in favor of third parties were left outstanding supported by the letters of credit newly issued under the subfacility described in Item 1.01 of this Current Report on Form 8-K.

     Innophos, Inc. repaid the term loan balance under the 2004 Credit Facility from internally generated funds without incurring borrowings under its new line of credit under the Loan Agreement described in Item 1.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit No.	Description

99.1	Form of Loan and Security Agreement by and among Innophos, Inc. and Innophos Canada, Inc., as
Borrowers, and the Lenders and Issuing Bank from time to time party thereto, (each individually, a
“Lender” and collectively, “Lenders”), Wachovia Bank, National Association, as Administrative and
Collateral Agent for Lenders, and Wachovia Capital Markets LLC, as Syndication Agent, Lead Arranger
and Lead Bookrunner, dated May 22, 2009.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.		INNOPHOS, INC.

By:	/s/ William Farran	By:	/s/ William Farran
Name:	Willliam Farran	Name:	Willliam Farran
Title:	Vice President & General Counsel	Title:	Vice President & General Counsel

Dated: May 27, 2009